UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2025

Enovix Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39753	85-3174357
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W Warren Avenue Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (510) 695-2350
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENVX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Financial Officer

On April 17, 2025, Enovix Corporation (the “Company”) announced that Ryan Benton had been appointed as Chief Financial Officer (“CFO”) of the Company. Mr. Benton’s appointment was effective as of April 14, 2025, his employment commencement date.

From August 2023 until April 2025, Mr. Benton served as CFO of Silvaco Group, Inc. (“Silvaco”), a provider of software solutions for semiconductor and photonics design. Before joining Silvaco, Mr. Benton served as CFO for several public companies. From July 2020 to August 2023 Mr. Benton served as CFO of Tempo Automation. Prior to that, from September 2018 to July 2020, Mr. Benton served as CFO of Revasum, and as a Board Member of Revasum until October 2023. From August 2017 to September 2018, Mr. Benton served as Senior Vice President and CFO for BrainChip Holdings Ltd. From December 2012 to May 2017, Mr. Benton held multiple positions at Exar Corporation (“Exar”), a fabless semiconductor chip manufacturer, including as Senior Vice President and CFO from 2012 through 2016, and as Chief Executive Officer and Executive Board Member from 2016 until the sale of Exar to Maxlinear, Inc. in May 2017. From 1993 to 2012, Mr. Benton worked at several technology companies including ASMI and eFunds Corporation. Mr. Benton has served on several public company boards, including as an Independent Director and Audit Committee Chair. He started his career as an auditor at Arthur Andersen & Company in 1991. Mr. Benton received a B.A. of Business Administration in Accounting from the University of Texas at Austin, and he passed the State of Texas Certified Public Accountancy exam.

Mr. Benton and the Company have entered into an employment agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Benton will receive an annual base salary of $425,000. In addition, Mr. Benton is eligible for an annual discretionary cash bonus, with a target amount equal to 60% of his base salary, based on certain conditions including the achievement of performance goals and the terms of the Company’s 2021 Equity Incentive Plan (“2021 Plan”).

Pursuant to the Employment Agreement, Mr. Benton was granted restricted stock units (“RSUs”) under the 2021 Plan with a fair market value of $4,500,000 as of his employment commencement date (the “RSU Grant”). The RSU Grant vests over five years, of which 20% will vest after 12 months of employment, and the remaining RSUs will vest quarterly over the subsequent four years, subject to Mr. Benton’s continued service with the Company.

The Employment Agreement provides that if Mr. Benton is terminated without Cause or he resigns for Good Reason other than in connection with a Change of Control (as such terms are defined in the Employment Agreement), then, subject to execution of a release of claims and satisfaction of other conditions, Mr. Benton will receive: (i) cash severance equal to nine months of his base salary; (ii) nine months of health care coverage; (iii) a pro-rated bonus; and (iv) be eligible for accelerated vesting of certain equity awards (the “Severance Benefits”). Further, if Mr. Benton is terminated without Cause or resigns for Good Reason in connection with a Change of Control, he will be entitled to additional accelerated vesting under the Employment Agreement in addition to the foregoing Severance Benefits.

Except for the Employment Agreement, there is no arrangement or understanding between Mr. Benton and any other person pursuant to which Mr. Benton was selected as an officer. There are no family relationships required to be disclosed by Item 401(d) of Regulation S-K. Mr. Benton is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Benton executed the Company’s standard form of indemnification agreement for officers, which was filed as Exhibit 10.19 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2021.

The foregoing description of the Employment Agreement terms do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q first filed after the date of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated April 17, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Enovix Corporation

Date:	April 17, 2025	By:	/s/ Arthi Chakravarthy
Arthi Chakravarthy Chief Legal Officer